MONTHLY REPORT - SEPTEMBER 2008

                          Providence Select Fund, LP
             The net asset value of a unit as of September 30, 2008
                 was $ 783.74, down 6.4% from $ 836.91 per unit
                             as of August 31, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                                 Current Period     Year to Date
Net Asset Value (3,439.355 units)at            $  2,878,416.44     2,878,416.44
   August 31, 2008
Addition of 0.000 units on September 1,                   0.00       195,109.82
   2008
Redemption of 647.629 units on September 30,       (507,572.77)     (905,090.85)
   2008
Net Income (Loss)                                  (182,859.58)     (436,958.96)
                                               ----------------  --------------
Ending Net Asset Value (2,791.726 units)       $  2,187,984.09     2,187,984.09
   on September 30, 2008                       ================  ==============
Net Asset Value per Unit at
September 30, 2008                             $        783.74


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts $     (80,255.98)    168,082.01

      Change in unrealized gain (loss) on open       (53,943.21)    (47,859.92)
         contracts

   Interest income                                     3,208.04      34,900.74
                                                   -------------    -----------
Total: Income                                       (130,991.15)    155,122.83
Expenses:
   Brokerage commissions                              15,583.86     147,169.73
   Operating expenses                                 16,125.55      86,364.27
   Incentive fee                                           0.00     158,086.37
   Management fee                                          0.00      46,071.61
   Continuing service fee                              8,712.54      74,156.11
   Organizational & offering expenses                 11,446.48      80,233.70
                                                  --------------   ------------
Total: Expenses                                       51,868.43     592,081.79
                                                  ==============   ============
Net Income (Loss) - September 2008             $    (182,859.58)   (436,958.96)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP